Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION

Bats Global Markets Holdings, Inc.	Delaware
Bats BZX Exchange, Inc.	Delaware
Bats BYX Exchange, Inc.	Delaware
Bats EDGX Exchange, Inc.	Delaware
Bats EDGA Exchange, Inc.	Delaware
Bats Trading, Inc.	Delaware
Direct Edge LLC	Delaware
Bats Hotspot Holdings LLC	Delaware
Bats Hotspot LLC	New Jersey
Bats Hotspot Services LLC	New Jersey
Bats Hotspot SEF LLC	Delaware
Omicron Acquisition Corp.	Delaware
Bats Trading Limited	United Kingdom
Chi-X Europe Limited	United Kingdom
Bats International Holdings Limited	United Kingdom
Bats Hotspot Europe Limited	United Kingdom
Bats Hotspot Asia Pte. Ltd.	Singapore